Exhibit 10.27
Vanda Pharmaceuticals Inc.
Amended and Restated Employment Agreement
          This Employment Agreement (this “Agreement”) was entered into as of October 12, 2007, by and between Al Gianchetti (the “Employee”) and Vanda Pharmaceuticals Inc., a Delaware corporation (the “Company”). This Agreement is hereby amended and restated as of November 4, 2008.
          1. Duties and Scope of Employment.
               (a) Position. For the term of his employment under this Agreement (“Employment”), the Company agrees to employ the Employee in the position of Chief Commercial Officer. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him by, the Chief Executive Officer of the Company, consistent with his position as Chief Commercial Officer. The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities normally inherent in such position and such other duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to him consistent with his position as Chief Commercial Officer.
               (b) Obligations to the Company. During the term of his Employment, the Employee shall devote his full business efforts and time to the Company. During the term of his Employment, without the prior written approval of the Board of Directors of the Company (the “Board”), the Employee shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or as a shareholder owning more than five percent of the stock of any other corporation. The Employee shall comply with the Company’s policies and rules, as they may be in effect from time to time during the term of his Employment.
               (c) No Conflicting Obligations. The Employee represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Employee represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which the Employee or any other person has any right, title or interest and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity. The Employee represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers.
          2. Cash and Incentive Compensation.
               (a) Salary and Signing Bonus. The Company shall pay the Employee as compensation for his services a base salary at a gross annual rate of not less than $295,000. Such salary shall be payable in accordance with the Company’s standard payroll procedures. (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Compensation.”). The Employee will also receive a $100,000 signing bonus that will be become due and payable upon hire and a $35,000 bonus that will be become due and payable once the Employee has completed one year of continuous service to the Company. The payment of both bonuses will be subject to standard federal and state taxes and will be made in accordance with the Company’s standard payroll procedures.
               (b) Incentive Bonuses. The Employee shall be eligible to be considered for an annual incentive bonus with a target amount equal to 25% of his Base Compensation (the “Annual Target Bonus”). Such annual incentive bonus (if any) shall be awarded based on objective or subjective criteria established in advance by the Board or its Compensation Committee. The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding. Any incentive bonus for a fiscal year shall in no event be paid later than 2 1/2 months after the close of such fiscal year. For the avoidance of doubt, (i) to be eligible for an annual incentive bonus for any given fiscal year of the Company, the Employee must have been employed continuously by the Company throughout such fiscal year, and (ii) provided the Employee has been employed continuously by the Company from the date of this Agreement through December 31, 2007, then, notwithstanding clause (i), the Employee’s annual incentive bonus with respect to the Company’s 2007 fiscal year shall not be prorated but shall instead be based on the full amount of Base Compensation the Employee would have been entitled to receive had the Employee commenced his employment with the Company on January 1, 2007.
               (c) Stock Option. Subject to the approval of the Board or its Compensation Committee, the Company shall grant the Employee an incentive stock option under the Company’s 2006 Equity Incentive Plan, covering 90,000 shares of the Company’s Common Stock. Such option shall be granted as soon as reasonably practicable after the date of this Agreement. The per-share exercise price of such option shall be equal to the fair market value of one share of the Company’s Common Stock on the date of grant. The term of such option shall be 10 years, subject to earlier expiration in the event of the termination of the Employee’s Employment. The Employee shall vest in 25% of the option shares after the first 12 months of continuous service and shall vest in the remaining option shares in equal monthly installments over the next three years of continuous service. The vested and exercisable portion of the option shall be determined by adding 24 months to the Employee’s actual period of service if, after a Change in Control, (i) the Employee’s Employment is terminated by the Company for reasons other than Cause or (ii) the Employee’s Employment is terminated by the Employee for Good Reason.1 The grant of such option shall be subject to the other terms and conditions set forth in the Company’s 2006 Equity Incentive Plan and the Company’s standard form of stock option agreement under such Plan.
               (d) Restricted Stock Grant. Subject to the approval of the Board or its Compensation Committee, the Company shall also award the Employee as compensation 3,000 shares of the Company’s Common Stock under the Company’s 2006 Equity Incentive Plan, which shall be “Restricted Shares” as defined in such Plan. The Employee shall vest in

[1]	Certain capitalized terms are defined in Section 9.

25% of such Restricted Shares after the first 12 months of continuous service and shall vest in the remaining Restricted Shares in equal monthly installments over the next three years of continuous service. The vested portion of the Restricted Shares shall be determined by adding 24 months to the Employee’s actual period of service if, after a Change in Control, (i) the Employee’s Employment is terminated by the Company for reasons other than Cause or (ii) the Employee’s Employment is terminated by the Employee for Good Reason. The Restricted Shares shall be subject to the terms of the Company’s 2006 Equity Incentive Plan and such other terms as shall be determined by the Board or its Compensation Committee and shall be evidenced by a restricted stock agreement to be executed by the Employee and the Company as soon as reasonably practicable following approval thereof.
          3. Vacation and Employee Benefits. During the term of his Employment, the Employee shall be eligible for 20 paid vacation days each year in accordance with the Company’s standard policy for similarly situated employees, as it may be amended from time to time. During the term of his Employment (and beginning on the first day of such Employment), the Employee shall be eligible to participate in any employee benefit plans maintained by the Company for similarly situated employees, subject in each case to the generally applicable terms and conditions of the plan in question, the completion of any required enrollment forms and the determinations of any person or committee administering such plan.
          4. Business Expenses. During the term of his Employment, the Employee shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Employee for such expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
          5. Term of Employment.
               (a) Basic Rule. The Company agrees to continue the Employee’s Employment, and the Employee agrees to remain in Employment with the Company, from the date of this Agreement until the date when the Employee’s Employment terminates pursuant to Subsection (b) or (c) below. The Employee’s Employment with the Company shall be “at will,” meaning that either the Employee or the Company may terminate the Employee’s Employment at any time, with or without cause. Any contrary representations which may have been made to the Employee shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Employee and the Company on the “at will” nature of the Employee’s Employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.
               (b) Termination. The Company may terminate the Employee’s Employment at any time and for any reason (or no reason), and with or without cause, by giving the Employee notice in writing. The Employee may terminate his Employment by giving the Company 14 days’ advance notice in writing. The Employee’s Employment shall terminate automatically in the event of his death.
               (c) Permanent Disability. The Company may terminate the Employee’s Employment due to Permanent Disability by giving the Employee 30 days’ advance notice in writing. In the event that the Employee satisfactorily resumes the performance of substantially all of his duties hereunder before the termination of his Employment under this Subsection (c) becomes effective, the notice of termination shall automatically be deemed to have been revoked.
               (d) Rights Upon Termination. Except as expressly provided in Section 6, upon the termination of the Employee’s Employment pursuant to this Section 5, the Employee shall only be entitled to the compensation, benefits and reimbursements described in Sections 2, 3 and 4 for the period preceding the effective date of the termination. The payments under this Agreement shall fully discharge all responsibilities of the Company to the Employee.
               (e) Termination of Agreement. This Agreement shall terminate when all obligations of the parties hereunder have been satisfied. The termination of this Agreement shall not limit or otherwise affect any of the Employee’s obligations under Section 7.
          6. Termination Benefits.
               (a) General Release. Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless the Employee (i) has executed a general release of all known and unknown claims that he may then have against the Company or persons affiliated with the Company and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims. The release shall be in a form prescribed by the Company, without alterations. The Company shall deliver the form to the Employee within 30 days after his Separation. The Employee shall execute the release within the period set forth in the form.
               (b) Severance Pay. If, during the term of this Agreement, a Separation occurs because the Company terminates the Employee’s Employment for any reason other than Cause or Permanent Disability, then the Company shall pay the Employee:
               (i) Base Compensation. His Base Compensation for a period of 12 months following the Separation (the “Continuation Period”). Such Base Compensation shall be paid at the rate in effect at the time of the Separation and in accordance with the Company’s standard payroll procedures. The salary continuation payments shall commence within 30 days after the Employee returns the release described in Subsection (a) above.
               (ii) Bonus Compensation. A bonus (the “Severance Bonus”) in an amount determined as follows:
               (A) If the Separation occurs prior to the first anniversary of the date of this Agreement, the Severance Bonus shall be equal to a pro-rata portion of the anticipated first- year Annual Target Bonus as determined by the Board in good faith.

               (B) If the Separation occurs on or following the first anniversary of the date of this Agreement and prior to the third anniversary of the date of this Agreement, the Severance Bonus shall be equal to the greater of (I) the most recent Annual Target Bonus and (II) the average of Annual Target Bonuses awarded for the prior years.
               (C) If the Separation occurs on or following the third anniversary of the date of this Agreement, the Severance Bonus shall be equal to the greater of (I) the most recent Annual Target Bonus) and (II) the average of Annual Target Bonuses awarded for the prior three years.
The Severance Bonus shall be payable in accordance with the Company’s standard payroll procedures within 30 days after the Employee returns the release described in Subsection (a) above.
               (c) Health Insurance. If Subsection (b) above applies, and if the Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Separation, then the Company shall pay the Employee’s monthly premium under COBRA until the earliest of (i) the close of the Continuation Period, (ii) the expiration of the Employee’s continuation coverage under COBRA and (iii) the date when the Employee is offered substantially equivalent health insurance coverage in connection with new employment or self-employment.
          7. Non-Solicitation, Non-Disclosure and Non-Competition. The Employee has entered into a Proprietary Information and Inventions Agreement with the Company, which agreement is incorporated herein by reference.
          8. Successors.
               (a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.
               (b) Employee’s Successors. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
          9. Definitions. For all purposes under this Agreement:
               “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity, if persons who were not stockholders of the Company immediately prior to such merger or consolidation own immediately after such merger or consolidation 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
               “Cause” shall mean (i) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company; (ii) a material breach of any agreement between the Employee and the Company; (iii) a material failure to comply with the Company’s written policies or rules; (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) gross negligence or willful misconduct which causes material harm to the Company; (vi) a continued failure to perform assigned duties after receiving written notification of such failure from the Board; or (vii) a failure by the Employee to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Employee’s cooperation.
               “Good Reason” shall mean any of the following events: (i) the Employee’s receipt of notice that his principal workplace will be relocated more than 30 miles; (ii) a reduction in the Employee’s base salary by more than 10%, unless pursuant to a Company-wide reduction affecting all employees proportionately; or (iii) a change in the Employee’s position with the Company that materially reduces his level of authority or responsibility. A condition shall not be considered “Good Reason” unless the Employee gives the Company written notice of such condition within 90 days after such condition comes into existence and the Company fails to remedy such condition within 30 days after receiving the Employee’s written notice.
               “Permanent Disability” shall mean that the Employee, at the time notice is given, has failed to perform his duties under this Agreement for a period of not less than 90 consecutive days as the result of his incapacity due to physical or mental injury, disability or illness.
               “Separation” shall mean a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          10. Miscellaneous Provisions.
               (a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

               (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
               (c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Proprietary Information and Inventions Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
               (d) Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. For purposes of Section 409A of the Code, each periodic salary continuation payment under Section 6(b)(i) is hereby designated as a separate payment. If the Company determines that the Employee is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder at the time of his Separation, then (i) the payments under Section 6(b), to the extent not exempt from Section 409A of the Code, shall commence on the earliest practicable date that occurs more than six months after the Employee’s Separation and (ii) the payments that otherwise would have been made during the first six months following the Employee’s Separation shall be paid in a lump sum on the first day of the seventh month after his Separation. The Company shall not have a duty to design its compensation policies in a manner that minimizes the Employee’s tax liabilities, and the Employee shall not make any claim against the Company or the Board related to tax liabilities arising from the Employee’s compensation.
               (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland (except their provisions governing the choice of law).
               (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
               (g) Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee’s Employment or the termination thereof, shall be settled in the State of Maryland, by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The Company and the Employee shall share equally all fees and expenses of the arbitrator. The Employee hereby consents to personal jurisdiction of the state and federal courts located in the State of Maryland for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.
               (h) No Assignment. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
               (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the date first written above.

/s/ Al Gianchetti

Al Gianchetti

Vanda Pharmaceuticals Inc.

By	/s/ Mihael H. Polymeropoulos

Title:	Chief Executive Officer